PROSPECTUS DATED MARCH 12, 1999                      PRICING SUPPLEMENT NO. 6 TO
PROSPECTUS SUPPLEMENT                       REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                                MAY 18, 1999
                                                                 RULE 424(b)(3)


                       DONALDSON, LUFKIN & JENRETTE, INC.
                               MEDIUM-TERM NOTES
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE



The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below:




Principal Amount:            $100,000,000                Optional Conversion:        N/A

Price To Public:             100.00%                     Notice Date:                N/A
Underwriting Discount:         0.15%
Proceeds To Issuer:           99.85%                     Conversion Date:            N/A

Settlement Date              May 20, 1999                Interest Rate:              N/A
(Original Issue Date):

Specified Currency:          US Dollars                  Day Count:                  N/A

Authorized Denomination:     $1,000                      Interest Payment Dates:     N/A

Maturity Date:               June 16, 2000               First Payment:              N/A

Interest Rate:               5.73%                       Optional Repayment Date:    Non-Call/Life
  First Coupon:
  Last Coupon:                                           Initial Redemption Date:    N/A

Day Count:                   ACT/360                     Initial Redemption          N/A
                                                         Percentage:

Interest Payment Dates:      At Maturity                 Annual Redemption           N/A
                                                         Percentage Reduction:


Interest Determination       N/A                         Book Entry Note or          B/E
Date:                                                    Certificated Note:


First Payment:               At Maturity                 Total Amount of OID:        N/A

                                                         CUSIP:                      25766CBA1


 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION